EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Reports Pre-Tax Earnings
For First Quarter 2006;
Company Delays Filing of Form 10-Q
in Connection with Extended Review of
Accounting for Income Taxes

Colorado Springs, CO – May 10, 2006 — Westmoreland Coal Company (AMEX:WLB) reported today that pre-tax earnings for the first quarter of 2006 were approximately $7.6 million compared to pre-tax earnings of $2.7 million reported in the same quarter of 2005 (excluding the impact in the first quarter of 2005 of the cumulative effect of a change in accounting principle related to workers’ compensation as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005). The first quarter of 2006 includes the previously reported gain on the sale of the Company’s undivided mineral interests in two leases in southern Colorado which resulted in a pre-tax gain of approximately $5.1 million. Pre-tax earnings in the first quarter of 2005 included a one-time “catch-up” revenue payment of $2.4 million received for past cost increases for commodities at one of the Company’s mines. Pre-tax earnings represents income before income taxes and the cumulative effect of any change in accounting principle.

The Company also reported today that it continues to be engaged in an extensive review of its accounting for income taxes which is not expected to be completed in time for the Company to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 by the due date, May 10, 2006. The Company intends to file the first quarter 2006 Form 10-Q as soon as practical.

About Westmoreland

Westmoreland Coal Company is the oldest independent coal company in the United States and ranked as the eighth largest U.S. coal producer in 2005. Westmoreland’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, Texas and North Dakota. The Company also owns interests in three independent power projects. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information about Westmoreland visit www.westmoreland.com.

Safe Harbor Statement

Throughout this news release, we make statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the extended review of the Company’s accounting for income taxes; the material weaknesses in the Company’s internal controls over financial reporting identified in the Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”), the associated ineffectiveness of the Company’s disclosure controls, and the possibility that, in connection with the extended review of the Company’s accounting for income taxes, additional material weaknesses in the Company’s internal control over financial reporting and disclosure controls will be identified; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to manage growth and significantly expanded operations; the ability of the Company to implement its growth and development strategy; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements or obtain waivers from its lenders in cases of non-compliance; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to successfully identify new business opportunities; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its income tax net operating losses; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of the ROVA Project and the structure of the ROVA Project’s contracts with its lenders and Dominion Virginia Power; the Company’s ability to complete the acquisition of the portion of the ROVA project that it does not currently own; the effect of regulatory and legal proceedings; environmental issues, including the cost of compliance with existing and future environmental requirements; the timing of the completion of Form 10-Q for the period ended March 31, 2006; contingencies of the Company discussed in Note 20 to the Consolidated Financial Statements in the 2005 Form 10-K; the risk factors set forth in the 2005 Form 10-K; and the other factors discussed in Items 1, 2, 3 and 7 of the Company’s 2005 Form 10-K. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

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Contact: Diane Jones (719) 442-2600

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